Exhibit 99

CBS CORPORATION REPORTS THIRD QUARTER 2014 RESULTS
Revenues Up 2% to $3.4 Billion
Diluted EPS of $3.03 on Gain from CBS Outdoor Split-Off
Adjusted Diluted EPS Up 6% to $.74

NEW YORK, November 5, 2014 - CBS Corporation (NYSE: CBS.A and CBS) today reported results for the third quarter of 2014, which included higher revenues and adjusted diluted earnings per share compared with the same prior-year period.
“CBS continues to succeed on the strength of its tremendous content,” said Sumner Redstone, Executive Chairman, CBS Corporation. “Les and his team are optimizing the Company for future growth at every turn, and I have the utmost confidence in their ability to increasingly drive shareholder value in these dynamic times of great opportunity.”
“Our third quarter growth reflects the success of our efforts to create and monetize our premium content,” said Leslie Moonves, President and Chief Executive Officer, CBS Corporation. “I am particularly pleased with the CBS Television Network’s encouraging start to the fall season, which has reloaded our owned content pipeline in a big way with Madam Secretary, Scorpion, and NCIS: New Orleans, along with new owned hits from Showtime and The CW. Our local businesses had a strong quarter as well, including increasing political spending and higher retransmission consent fees. Also during the quarter, we renegotiated new station affiliate contracts with LIN Media, Tribune Broadcasting, Media General, and Gray Television with more to come later this year, bringing us that much closer toward our stated goal of $2 billion in retransmission consent and reverse compensation revenues by 2020. We are also capitalizing on growing consumer demand by expanding into emerging platforms. This includes the recent launch of CBS All Access, which allows our "super fans" to watch CBS wherever they are. At the same time, we are returning more value to shareholders than ever before, and we continue to have great confidence in our future as a content company in this ever-expanding marketplace.”

Third Quarter 2014 Results
Revenues of $3.37 billion for the third quarter of 2014 increased 2% from $3.30 billion for the same quarter a year ago. This growth was driven by a 4% increase in content licensing and distribution revenues from higher international and domestic licensing of television programming. Advertising revenues grew 2%, driven by the broadcast of Thursday Night Football on CBS and political revenues associated with midterm elections. Affiliate and subscription fees were even with the third quarter of 2013, because of a significant pay-per-view boxing event a year ago that affected the revenue stream comparison by six percentage points. Cable affiliate fees, retransmission revenues, and fees from CBS Television Network affiliated stations all continued to grow in this year's third quarter.
Adjusted operating income before depreciation and amortization (“Adjusted OIBDA”) of $814 million was down 2% as a result of an increased investment in television programming, mainly associated with new contracts with the National Football League (“NFL”). The investment in NFL programming contributed to the successful launch of three new CBS-owned television series in the 2014/2015 television broadcast season, which all generated higher ratings in their respective time periods compared with the prior year.
Adjusted net earnings from continuing operations were $400 million for the third quarter of 2014 compared with net earnings from continuing operations of $431 million for the same prior-year period. The decline primarily reflects the higher programming investment as well as losses of $23 million ($.04 per diluted share) associated with changes in foreign exchange rates. Adjusted net earnings from continuing operations per diluted share for the third quarter of 2014 grew 6%, to $.74, from diluted net earnings per share from continuing operations of $.70 for the same quarter in 2013. The increase was driven by lower weighted average shares outstanding from the split-off of CBS Outdoor Americas Inc. (“Outdoor Americas”) on July 16, 2014, as well as the Company’s ongoing share repurchase program.
Operating income was $668 million for the third quarter of 2014 compared with $764 million for the same prior-year period. Operating income for the third quarter of 2014 included restructuring charges of $26 million and a noncash impairment charge of $52 million in connection with a radio station swap. Net earnings from continuing operations were $72 million for this year's third quarter compared with $431 million for the same quarter a year ago. In addition to the items above, net earnings for the third quarter of 2014 included a loss on early extinguishment of debt of $219 million, net of tax ($.40 per diluted share), associated with the Company's debt refinancing and a discrete tax item of $19 million. Adjusted results exclude the impact from all of these noncomparable items.
Net earnings per diluted share of $3.03 for the third quarter of 2014 include a gain of $1.56 billion recognized in connection with the split-off of Outdoor Americas.
Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release.

Free Cash Flow
For the third quarter of 2014, free cash flow was an outflow of $400 million, which included payments of $360 million associated with the Company's third quarter debt refinancing, primarily for early redemption premiums, compared with a cash inflow of $346 million for the same prior-year period. For the first nine months of 2014, free cash flow was $124 million compared with $1.29 billion for the same period in 2013, and operating cash flow from continuing operations was $236 million compared with $1.40 billion last year. Three main factors contributed to the variance: higher payments for sports programming, including the addition of Thursday Night Football and the timing of payments under the new Sunday NFL contract; the benefit to 2013 from CBS’s Super Bowl broadcast; and the premiums paid in connection with the Company's third quarter debt refinancing.
Split-Off of CBS Outdoor Americas Inc.
On July 16, 2014, the Company completed the disposition of its approximately 81% ownership of Outdoor Americas common stock through a tax-free split-off. In connection with this transaction, the Company exchanged its 97.0 million shares of Outdoor Americas common stock for 44.7 million shares of CBS Corp. Class B Common Stock. As a result, Outdoor Americas has been presented as a discontinued operation in the Company’s consolidated financial statements for all periods presented. This transaction resulted in a gain of $1.56 billion, which is included in discontinued operations for the three and nine months ended September 30, 2014.
Repurchase of Company Stock
The Company repurchased 6.9 million shares of CBS Corp. Class B Common Stock for $400 million during the third quarter of 2014. Year-to-date through September 30, 2014, the Company has reduced its total shares outstanding by 90.1 million, which includes 45.4 million shares repurchased for $2.81 billion in cash and 44.7 million shares received in connection with the Outdoor Americas split-off.
Third Quarter Debt Refinancing
During the third quarter of 2014, the Company issued $600 million of 2.30% senior notes due 2019, $600 million of 3.70% senior notes due 2024, and $550 million of 4.90% senior notes due 2044. The net proceeds were used primarily to redeem $1.07 billion of the Company's debt, which was at significantly higher rates, and the payments resulted in a loss on early extinguishment of debt of $219 million, net of tax. However, these actions, along with the second quarter redemption of $99 million of 8.875% notes upon maturity, are expected to result in annualized interest expense savings of approximately $35 million.

Consolidated and Segment Results (dollars in millions)
The tables below present the Company’s revenues by segment and type as well as its segment operating income (loss) before depreciation and amortization, restructuring charges and impairment charges (“Segment OIBDA”) and adjusted operating income (loss) by segment for the three and nine months ended September 30, 2014, and 2013. Reconciliations of all non-GAAP measures to reported results are included at the end of this earnings release.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Revenues by Segment	2014	2013	2014	2013
Entertainment	$1,911	$1,884	$6,049	$6,431
Cable Networks	624	596	1,677	1,592
Publishing	199	224	563	584
Local Broadcasting	680	641	1,971	1,977
Eliminations	(47)	(43)	(135)	(150)
Total Revenues	$3,367	$3,302	$10,125	$10,434

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Revenues by Type	2014	2013	2014	2013
Advertising	$1,548	$1,524	$5,057	$5,463
Content licensing and distribution	1,141	1,094	3,117	3,099
Affiliate and subscription fees	608	611	1,761	1,679
Other	70	73	190	193
Total Revenues	$3,367	$3,302	$10,125	$10,434

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Segment OIBDA	2014	2013	2014	2013
Entertainment	$335	$431	$1,168	$1,340
Cable Networks	272	261	750	699
Publishing	43	43	80	76
Local Broadcasting	214	181	652	635
Corporate	(50)	(82)	(173)	(223)
Adjusted OIBDA	814	834	2,477	2,527
Restructuring charges	(26)	—	(26)	—
Impairment charge	(52)	—	(52)	—
Total OIBDA	$736	$834	$2,399	$2,527

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Adjusted Operating Income (Loss)	2014	2013	2014	2013
Entertainment	$302	$394	$1,063	$1,225
Cable Networks	266	255	733	684
Publishing	42	41	76	71
Local Broadcasting	192	161	586	571
Corporate	(56)	(87)	(191)	(241)
Adjusted Operating Income	746	764	2,267	2,310
Restructuring charges	(26)	—	(26)	—
Impairment charge	(52)	—	(52)	—
Total Operating Income	$668	$764	$2,189	$2,310

Entertainment (CBS Television Network, CBS Television Studios, CBS Global Distribution Group, CBS Interactive, and CBS Films)
Entertainment revenues of $1.91 billion for the third quarter of 2014 were up 1% from $1.88 billion for the same prior-year period, driven by higher television licensing and affiliate and subscription fees, partially offset by softness in the overall advertising marketplace.
Entertainment OIBDA for the third quarter of 2014 was $335 million, down from $431 million for the same prior-year period. The OIBDA decline was the result of higher investment in television programming, mainly associated with NFL broadcasts. Operating income for the third quarter of 2014 includes restructuring charges of $8 million.
Cable Networks (Showtime Networks, CBS Sports Network, and Smithsonian Networks)
Cable Networks revenues of $624 million for the third quarter of 2014 rose 5% from $596 million for the same prior-year period. This growth was driven by an increase in revenues from the licensing of Showtime original series, as well as gains in affiliate revenues from higher rates at Showtime Networks, CBS Sports Network, and Smithsonian Networks and an increase in telco subscriptions. Cable Networks revenue growth was partially offset by lower pay-per-view revenues as the third quarter of 2013 benefited from the Floyd Mayweather/Canelo Alvarez boxing match, the highest-grossing pay-per-view event of all time.
Cable Networks OIBDA for the third quarter of 2014 of $272 million increased 4% from $261 million for the same prior-year period, driven by the revenue growth.
Publishing (Simon & Schuster)
Publishing revenues for the third quarter of 2014 were $199 million compared with $224 million for the same prior-year period when Simon & Schuster benefited from the popularity of Doctor Sleep by Stephen King and Si-Cology by Si Robertson. During this year's third quarter, digital book sales represented 28% of total Publishing revenues. Bestselling titles for the third quarter of 2014 include unPHILtered by Phil Robertson and Dork Diaries 8 by Rachel Renée Russell.
Publishing OIBDA for the third quarter of 2014 of $43 million remained flat compared with the same prior-year period as lower inventory and selling costs offset the revenue decline. Operating income for the third quarter of 2014 includes restructuring charges of $1 million.

Local Broadcasting (CBS Television Stations and CBS Radio)
Local Broadcasting revenues of $680 million for the third quarter of 2014 were up 6% from $641 million in the same prior-year period. The increase was driven by higher political spending as a result of midterm elections and higher affiliate and subscription fee revenues. CBS Television Stations revenues increased 10%, while CBS Radio revenues were up 2%.
Local Broadcasting OIBDA for the third quarter of 2014 rose 18% to $214 million from $181 million for the same prior-year period, primarily driven by the revenue growth and lower programming costs. Operating income for the third quarter of 2014 includes restructuring charges of $14 million and a noncash impairment charge of $52 million associated with a radio station swap.
Corporate
Corporate expenses before depreciation for the third quarter of 2014 decreased 39% to $50 million from $82 million for the same prior-year period, primarily reflecting lower stock-based compensation expense mainly from the change in the Company’s stock price. Operating income for the third quarter of 2014 includes restructuring charges of $3 million.
Other Items, Net
The loss of $21 million for the third quarter of 2014 primarily reflects foreign-exchange losses of $23 million associated with the strengthening of the U.S. dollar during the period.

About CBS Corporation
CBS Corporation (NYSE: CBS.A and CBS) is a mass media company that creates and distributes industry-leading content across a variety of platforms to audiences around the world. The Company has businesses with origins that date back to the dawn of the broadcasting age as well as new ventures that operate on the leading edge of media. CBS owns the most-watched television network in the U.S. and one of the world’s largest libraries of entertainment content, making its brand -“the Eye”- one of the most recognized in business. The Company’s operations span virtually every field of media and entertainment, including cable, publishing, radio, local TV, film, and interactive and socially responsible media. CBS’s businesses include CBS Television Network, The CW (a joint venture between CBS Corporation and Warner Bros. Entertainment), CBS Television Studios, CBS Global Distribution Group (CBS Studios International and CBS Television Distribution), CBS Consumer Products, CBS Home Entertainment, CBS Interactive, CBS Films, Showtime Networks, CBS Sports Network, TVGN (a joint venture between CBS Corporation and Lionsgate), Smithsonian Networks, Simon & Schuster, CBS Television Stations, CBS Radio and CBS EcoMedia. For more information, go to www.cbscorporation.com.

Cautionary Statement Concerning Forward-Looking Statements
This news release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not based on historical facts, but rather reflect the Company’s current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause the actual results, performance or achievements of the Company to be different from any future results, performance or achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others: advertising market conditions generally; changes in the public acceptance of the Company’s programming; changes in technology and its effect on competition in the Company’s markets; changes in the Federal Communications laws and regulations; the impact of piracy on the Company’s products; the impact of the consolidation in the market for the Company’s programming; the impact of negotiations or the loss of affiliation agreements or retransmission agreements; other domestic and global economic, business, competitive and/or other regulatory factors affecting the Company’s businesses generally; the impact of union activity, including possible strikes or work stoppages or the Company’s inability to negotiate favorable terms for contract renewals; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission including but not limited to the Company’s most recent Form 10-K, Form 10-Qs and Form 8-Ks. The forward-looking statements included in this document are made only as of the date of this document, and under section 27A of the Securities Act and section 21E of the Exchange Act, we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts:
Press:	Investors:
Gil Schwartz	Adam Townsend
Senior Executive Vice President and Chief Communications Officer	Executive Vice President, Investor Relations
(212) 975-2121	(212) 975-5292
gdschwartz@cbs.com	adam.townsend@cbs.com

Dana McClintock	Jessica Kourakos
Executive Vice President of Communications	Vice President, Investor Relations
(212) 975-1077	(212) 975-6106
dlmcclintock@cbs.com	jessica.kourakos@cbs.com

CBS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Revenues	$3,367	$3,302	$10,125	$10,434
Operating income	668	764	2,189	2,310
Interest expense	(89)	(93)	(276)	(281)
Interest income	4	2	10	6
Loss on early extinguishment of debt	(352)	—	(352)	—
Other items, net	(21)	6	(10)	(2)
Earnings from continuing operations before income taxes	210	679	1,561	2,033
Provision for income taxes	(110)	(226)	(561)	(678)
Equity in loss of investee companies, net of tax	(28)	(22)	(48)	(39)
Net earnings from continuing operations	72	431	952	1,316
Net earnings from discontinued operations, net of tax	1,567	63	1,594	93
Net earnings	$1,639	$494	$2,546	$1,409

Basic net earnings per common share:
Net earnings from continuing operations	$.14	$.71	$1.69	$2.15
Net earnings from discontinued operations	$2.95	$.10	$2.84	$.15
Net earnings	$3.08	$.82	$4.53	$2.31

Diluted net earnings per common share:
Net earnings from continuing operations	$.13	$.70	$1.66	$2.10
Net earnings from discontinued operations	$2.90	$.10	$2.78	$.15
Net earnings	$3.03	$.80	$4.44	$2.25

Weighted average number of common shares outstanding:
Basic	532	603	562	611
Diluted	541	618	574	627

Dividends per common share	$.15	$.12	$.39	$.36

CBS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	At	At
	September 30, 2014	December 31, 2013
Assets
Cash and cash equivalents	$178	$368
Receivables, net	3,378	3,234
Programming and other inventory	1,136	772
Prepaid expenses and other current assets	712	645
Current assets of discontinued operations	—	351
Total current assets	5,404	5,370
Property and equipment	3,125	3,060
Less accumulated depreciation and amortization	1,731	1,599
Net property and equipment	1,394	1,461
Programming and other inventory	1,621	1,697
Goodwill	6,609	6,588
Intangible assets	5,848	5,870
Other assets	2,262	1,963
Assets held for sale	262	314
Assets of discontinued operations	55	3,124
Total Assets	$23,455	$26,387
Liabilities and Stockholders’ Equity
Accounts payable	$196	$286
Participants’ share and royalties payable	914	1,008
Program rights	317	398
Commercial paper	431	475
Current portion of long-term debt	20	20
Accrued expenses and other current liabilities	1,482	1,766
Current liabilities of discontinued operations	37	254
Total current liabilities	3,397	4,207
Long-term debt	6,508	5,940
Other liabilities	5,886	5,797
Liabilities of discontinued operations	138	477
Total Stockholders’ Equity	7,526	9,966
Total Liabilities and Stockholders’ Equity	$23,455	$26,387

CBS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Nine Months Ended
	September 30,
	2014	2013
Operating Activities:
Net earnings	$2,546	$1,409
Less: Net earnings from discontinued operations	1,594	93
Net earnings from continuing operations	952	1,316
Adjustments to reconcile net earnings from continuing operations to net cash flow provided by operating activities from continuing operations:
Depreciation and amortization	210	217
Impairment charge	52	—
Stock-based compensation	117	163
Equity in loss of investee companies, net of tax and distributions	56	44
Change in assets and liabilities, net of investing and financing activities	(1,151)	(341)
Net cash flow provided by operating activities from continuing operations	236	1,399
Net cash flow provided by (used for) operating activities from discontinued operations	52	(79)
Net cash flow provided by operating activities	288	1,320
Investing Activities:
Acquisitions, net of cash acquired	(27)	(20)
Capital expenditures	(112)	(112)
Investments in and advances to investee companies	(68)	(144)
Proceeds from sale of investments	3	20
Proceeds from dispositions	7	185
Net cash flow used for investing activities from continuing operations	(197)	(71)
Net cash flow used for investing activities from discontinued operations	(271)	(45)
Net cash flow used for investing activities	(468)	(116)
Financing Activities:
(Repayments of) proceeds from short-term debt borrowings, net	(44)	341
Proceeds from issuance of notes	1,729	—
Repayment of notes and debentures	(1,152)	—
Payment of capital lease obligations	(13)	(13)
Payment of contingent consideration	—	(30)
Dividends	(214)	(228)
Purchase of Company common stock	(2,830)	(1,864)
Payment of payroll taxes in lieu of issuing shares for stock-based compensation	(146)	(142)
Proceeds from exercise of stock options	237	121
Excess tax benefit from stock-based compensation	227	128
Other financing activities	—	(4)
Net cash flow used for financing activities from continuing operations	(2,206)	(1,691)
Net cash flow provided by financing activities from discontinued operations	2,167	5
Net cash flow used for financing activities	(39)	(1,686)
Net decrease in cash and cash equivalents	(219)	(482)
Cash and cash equivalents at beginning of period (includes $29 (2014) and $21(2013) of discontinued operations cash)	397	708
Cash and cash equivalents at end of period (includes $24 (2013) of discontinued operations cash)	$178	$226

CBS CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
(Unaudited; in millions)
Segment Operating Income (Loss) Before Depreciation and Amortization (“Segment OIBDA”), Adjusted OIBDA, and Adjusted Operating Income
The Company presents Segment OIBDA as the primary measure of profit and loss for its operating segments in accordance with FASB guidance for segment reporting.
The following tables set forth the Company’s OIBDA, Adjusted OIBDA, and Adjusted Operating Income for the three and nine months ended September 30, 2014 and 2013. The Company defines OIBDA as net earnings adjusted to exclude the following line items presented in its Consolidated Statements of Operations: Net earnings from discontinued operations, net of tax; Equity in earnings (loss) of investee companies, net of tax; Provision for income taxes; Other items, net; Net loss on early extinguishment of debt; Interest income; Interest expense; and Depreciation and amortization. The Company defines “Adjusted OIBDA” as OIBDA excluding restructuring and impairment charges where applicable. For each individual operating segment, Adjusted OIBDA is also known as “Segment OIBDA”. The Company defines “Adjusted Operating Income” as Operating Income (Loss) before restructuring charges and impairment charges.
The Company uses Adjusted OIBDA (or Segment OIBDA for each segment), Adjusted Operating Income, as well as OIBDA margin and Adjusted Operating Income Margin, to, among other things, evaluate the Company’s operating performance, to value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel. These measures are among the primary measures used by management for planning and forecasting of future periods, and they are important indicators of the Company’s operational strength and business performance because they provide a link between profitability and operating cash flow. The Company believes these measures are relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by the Company’s management, help improve investors’ understanding of the Company’s operating performance, and make it easier for investors to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, these are among the primary measures used externally by the Company's investors, analysts and industry peers for purposes of valuation and for the comparison of the Company’s operating performance to other companies in its industry.
Because Adjusted OIBDA and Adjusted Operating Income are not measures of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), they should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. Adjusted OIBDA and Adjusted Operating Income, as the Company calculates them, may not be comparable to similarly titled measures employed by other companies. In addition, these measures do not necessarily represent funds available for discretionary use and are not necessarily a measure of the Company’s ability to fund its cash needs. As Adjusted OIBDA and Adjusted Operating Income exclude certain financial information that is included in net earnings, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded. The Company provides the following reconciliations of Adjusted OIBDA and Adjusted Operating Income to operating income and net earnings. In addition, the following tables also provide reconciliations of Segment OIBDA and Adjusted Operating Income for each segment to such segment’s operating income (loss).

CBS CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)
(Unaudited; in millions)

Three Months Ended September 30, 2014
	Adjusted OIBDA	Depreciation and Amortization	Adjusted Operating Income (Loss)	Restructuring Charges	Impairment Charge	Operating Income (Loss)
Entertainment	$335	$(33)	$302	$(8)	$—	$294
Cable Networks	272	(6)	266	—	—	266
Publishing	43	(1)	42	(1)	—	41
Local Broadcasting	214	(22)	192	(14)	(52)	126
Corporate	(50)	(6)	(56)	(3)	—	(59)
Total	$814	$(68)	$746	$(26)	$(52)	$668
Margin (a)	24%					20%

Three Months Ended September 30, 2013
	OIBDA	Depreciation and Amortization	Operating Income (Loss)
Entertainment	$431	$(37)	$394
Cable Networks	261	(6)	255
Publishing	43	(2)	41
Local Broadcasting	181	(20)	161
Corporate	(82)	(5)	(87)
Total	$834	$(70)	$764
Margin (a)	25%		23%

	Three Months Ended September 30,
	2014	2013
Adjusted OIBDA	$814	$834
Restructuring charges	(26)	—
Impairment charge	(52)	—
Total OIBDA	736	834
Depreciation and amortization	(68)	(70)
Operating income	668	764
Interest expense	(89)	(93)
Interest income	4	2
Loss on early extinguishment of debt	(352)	—
Other items, net	(21)	6
Earnings from continuing operations before income taxes	210	679
Provision for income taxes	(110)	(226)
Equity in loss of investee companies, net of tax	(28)	(22)
Net earnings from continuing operations	72	431
Net earnings from discontinued operations	1,567	63
Net earnings	$1,639	$494
(a) Margin is defined as Adjusted OIBDA, OIBDA or operating income, as applicable, divided by revenues.

CBS CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)
(Unaudited; in millions)

Nine Months Ended September 30, 2014
	Adjusted OIBDA	Depreciation and Amortization	Adjusted Operating Income (Loss)	Restructuring Charges	Impairment Charge	Operating Income (Loss)
Entertainment	$1,168	$(105)	$1,063	$(8)	$—	$1,055
Cable Networks	750	(17)	733	—	—	733
Publishing	80	(4)	76	(1)	—	75
Local Broadcasting	652	(66)	586	(14)	(52)	520
Corporate	(173)	(18)	(191)	(3)	—	(194)
Total	$2,477	$(210)	$2,267	$(26)	$(52)	$2,189
Margin (a)	24%					22%

Nine Months Ended September 30, 2013
	OIBDA	Depreciation and Amortization	Operating Income (Loss)
Entertainment	$1,340	$(115)	$1,225
Cable Networks	699	(15)	684
Publishing	76	(5)	71
Local Broadcasting	635	(64)	571
Corporate	(223)	(18)	(241)
Total	$2,527	$(217)	$2,310
Margin (a)	24%		22%

	Nine Months Ended September 30,
	2014	2013
Adjusted OIBDA	$2,477	$2,527
Restructuring charges	(26)	—
Impairment charge	(52)	—
Total OIBDA	2,399	2,527
Depreciation and amortization	(210)	(217)
Operating income	2,189	2,310
Interest expense	(276)	(281)
Interest income	10	6
Loss on early extinguishment of debt	(352)	—
Other items, net	(10)	(2)
Earnings from continuing operations before income taxes	1,561	2,033
Provision for income taxes	(561)	(678)
Equity in loss of investee companies, net of tax	(48)	(39)
Net earnings from continuing operations	952	1,316
Net earnings from discontinued operations	1,594	93
Net earnings	$2,546	$1,409
(a) Margin is defined as Adjusted OIBDA, OIBDA or operating income, as applicable, divided by revenues.

CBS CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)
(Unaudited; in millions)

Free Cash Flow

The Company defines free cash flow as its net cash flow provided by (used for) operating activities before operating cash flow from discontinued operations and less capital expenditures. The Company’s calculation of free cash flow includes capital expenditures because investment in capital expenditures is a use of cash that is directly related to the Company’s operations. The Company’s net cash flow provided by (used for) operating activities is the most directly comparable GAAP financial measure.

Management believes free cash flow provides investors with an important perspective on the cash available to the Company to service debt, make strategic acquisitions and investments, maintain its capital assets, satisfy its tax obligations, and fund ongoing operations and working capital needs. As a result, free cash flow is a significant measure of the Company’s ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of the Company’s operating performance. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to evaluate the cash generated from the Company’s underlying operations in a manner similar to the method used by management. Free cash flow is one of several components of incentive compensation targets for certain management personnel. In addition, free cash flow is a primary measure used externally by the Company’s investors, analysts and industry peers for purposes of valuation and comparison of the Company’s operating performance to other companies in its industry.

As free cash flow is not a measure calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, either net cash flow provided by (used for) operating activities as a measure of liquidity or net earnings as a measure of operating performance. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow as a measure of liquidity has certain limitations, does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. When comparing free cash flow to net cash flow provided by (used for) operating activities, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are not reflected in free cash flow.

The following table presents a reconciliation of the Company’s net cash flow provided by operating activities to free cash flow.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net cash flow (used for) provided by operating activities	$(336)	$269	$288	$1,320
Capital expenditures	(43)	(44)	(112)	(112)
Exclude operating cash flow from discontinued operations	21	(121)	52	(79)
Free cash flow	$(400)	$346	$124	$1,287
The following table presents a summary of the Company’s cash flows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net cash flow (used for) provided by operating activities	$(336)	$269	$288	$1,320
Net cash flow (used for) provided by investing activities	$(319)	$114	$(468)	$(116)
Net cash flow provided by (used for) financing activities	$349	$(439)	$(39)	$(1,686)

CBS CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)
(Unaudited; in millions)

2014 Adjusted Results
The following tables reconcile adjusted financial results to the reported results included in this earnings release. The Company believes that adjusting its financial results for the impact of these items is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company's management, provides a clearer perspective on the current underlying performance of the Company, and adjusting each period's results on the same basis makes it easier to compare the Company's year-over-year results.

	Three Months Ended September 30, 2014
	2014 Reported	Restructuring Charges (a)	Impairment Charge (b)	Extinguishment of Debt	Tax Item (c)	2014 Adjusted
Revenues	$3,367	$—	$—	$—	$—	$3,367
OIBDA	736	26	52	—	—	814

OIBDA margin (d)	22%					24%

Operating income	668	26	52	—	—	746
Interest expense	(89)	—	—	—	—	(89)
Interest income	4	—	—	—	—	4
Loss on early extinguishment of debt	(352)	—	—	352	—	—
Other items, net	(21)	—	—	—	—	(21)
Earnings from continuing operations before income taxes	210	26	52	352	—	640
Provision for income taxes	(110)	(10)	22	(133)	19	(212)
Effective income tax rate	52%					33%

Equity in loss of investee companies, net of tax	(28)	—	—	—	—	(28)
Net earnings from continuing operations	$72	$16	$74	$219	$19	$400
Diluted EPS from continuing operations	$.13	$.03	$.14	$.40	$.04	$.74
Diluted weighted average number of common shares outstanding	541					541

(a)	Restructuring charges at Entertainment, Publishing, Local Broadcasting and Corporate primarily for the reorganization and closure of certain business operations and other exit costs.

(b)	Reflects a noncash impairment charge to reduce goodwill at Local Broadcasting in connection with a radio station swap.

(c)	Reflects the establishment of a tax reserve for the retroactive impact of an uncertain tax position in a foreign jurisdiction.
(d) OIBDA margin is defined as OIBDA or Adjusted OIBDA divided by revenues.

CBS CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)
(Unaudited; in millions)

	Nine Months Ended September 30, 2014
	2014 Reported	Restructuring Charges (a)	Impairment Charge (b)	Extinguishment of Debt	Tax Item (c)	2014 Adjusted
Revenues	$10,125	$—	$—	$—	$—	$10,125
OIBDA	2,399	26	52	—	—	2,477

OIBDA margin (d)	24%					24%

Operating income	2,189	26	52	—	—	2,267
Interest expense	(276)	—	—	—	—	(276)
Interest income	10	—	—	—	—	10
Loss on early extinguishment of debt	(352)	—	—	352	—	—
Other items, net	(10)	—	—	—	—	(10)
Earnings from continuing operations before income taxes	1,561	26	52	352	—	1,991
Provision for income taxes	(561)	(10)	22	(133)	19	(663)
Effective income tax rate	36%					33%

Equity in loss of investee companies, net of tax	(48)	—	—	—	—	(48)
Net earnings from continuing operations	$952	$16	$74	$219	$19	$1,280
Diluted EPS from continuing operations	$1.66	$.03	$.13	$.38	$.03	$2.23
Diluted weighted average number of common shares outstanding	574					574

(a)	Restructuring charges at Entertainment, Publishing, Local Broadcasting and Corporate primarily for the reorganization and closure of certain business operations and other exit costs.

(b)	Reflects a noncash impairment charge to reduce goodwill at Local Broadcasting in connection with a radio station swap.

(c)	Reflects the establishment of a tax reserve for the retroactive impact of an uncertain tax position in a foreign jurisdiction.
(d) OIBDA margin is defined as OIBDA or Adjusted OIBDA divided by revenues.